UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 15, 2006

Halo Technology Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-33197	88-0467845
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Railroad Avenue, Greenwich, Connecticut		06830
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203 422 2950

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective as of May 15, 2006, Halo Technology Holdings, Inc. (the "Company") received the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock of the Company, par value $0.00001 per share (the "Series C Stock") to the conversion of their outstanding shares of Series C Stock into shares of common stock of the Company, par value $.00001 per share (the "Common Stock") and to the amendment of the Certificate of Designation regarding the Series C Stock (the "Certificate") to provide for the automatic conversion of all outstanding shares of Series C Stock into shares of Common Stock upon the first practicable date. Under the provisions of the Certificate, each share of Series C Stock will be converted into one share of Common Stock of the Company. The Company will amend the Certificate to reflect the automatic conversion and will terminate the Certificate upon conversion of all outstanding shares of Series C Stock. Upon completion, approximately 13,362,688 shares of Common Stock will be issued for the outstanding Series C Stock being converted.

Also effective as of May 15, 2006, the holders of a majority of the warrants issued to holders of Series C Stock pursuant to the Subscription Agreement, dated January 31, 2005, have agreed to amend and exercise their warrants under the cashless exercise provision contained in Section 1(c) of the Warrants, resulting in a net issuance of shares of Common Stock representing 50% of the shares these stockholders would be entitled to under the Warrants. These stockholders will receive an aggregate of approximately 4,228,452 shares of Common Stock under the net exercise provision upon exercise of 8,456,904 warrants. The exercise has not yet taken place but will take place as soon as practicable.

Also pursuant to the Series C Preferred Stockholders’ Consent Agreement, a majority of the holders of Series C Stock have acknowledged that no penalties are due under the Investors’ Agreement or the Series C Notes as a result of any delay in filing or suspension of the Registration Statement registering such investors’ conversion shares for resale.

The description of the Series C Preferred Stockholders’ Consent Agreement is qualified in its entirety by reference to the Series C Preferred Stockholders’ Consent Agreement, a copy of which is attached hereto as Exhibit 10.122 to this Current Report and incorporated herein by reference and the Certificate, the Investors Agreement and the Subscription Agreement referenced therein.

Item 3.03 Material Modifications to Rights of Security Holders.

As described more fully under Item 1.01 above, effective as of May 15, 2006, the holders of a majority of the outstanding shares of Series C Stock have consented to amend the Certificate to automatically convert all outstanding shares of Series C Stock into shares of Common Stock of the Company upon the first practicable date. The Company intends, as soon as practicable, to file an amendment to the Certificate and thereafter to convert all outstanding shares of Series C Stock to shares of Common Stock.

The description of the Series C Preferred Stockholders’ Consent Agreement is qualified in its entirety by reference to the Series C Preferred Stockholders’ Consent Agreement, a copy of which is attached hereto as Exhibit 10.122 to this Current Report and incorporated herein by reference and the Certificate, the Investors Agreement and the Subscription Agreement referenced therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.122 Halo Technology Holdings Series C Preferred Stockholders’ Consent Agreement, effective as of May 15, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halo Technology Holdings, Inc.

May 19, 2006	By:	Ernest Mysogland

Name: Ernest Mysogland
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

10.122	Halo Technology Holdings Series C Preferred Stockholders Consent Agreement, effective as of May 15, 2006.